Exhibit 10.1

June 17, 2019

Eric Fink

Dear Eric,

Global Blood Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.

Position. Your initial title will be Chief Human Resources Officer, and you will report to Ted Love, Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.

Cash Compensation. The Company will pay you a starting salary at the rate of $330,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition to your salary, you will be eligible to participate in the Annual Performance-Based Cash Incentive Award Program which is based on the achievement of Company performance goals and your personal goals to be set with your manager. Your initial bonus target will be 35% of your annual base salary.

3.

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Should you decide to participate in the Company health benefits program, your coverage will begin the first day of the month following your start date. In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy.

4.

Equity. Subject to the approval of the Company’s Compensation Committee or its designee, you will be granted an option to purchase 38,000 shares of the Company’s Common Stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2017 Inducement Equity Plan (the “2017 Plan”), as described in the Plan and the applicable stock option agreement. The exercise price per share will be determined when the option is granted. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal quarterly installments of 6.25% per quarter over the next 36 months of continuous service, as described in the applicable stock option agreement. In addition, subject to the approval of the Company’s Compensation Committee or its designee, you will be granted 25,000 Restricted Stock Units (“RSUs”) of the Company’s Common Stock. The award of RSUs will be subject to the terms and conditions applicable to RSU awards granted under the 2017 Plan, as described in the Plan and the applicable RSU award agreement. You will vest in 25% of the RSU shares after 12 months of continuous service from the vesting start date specified in the RSU award agreement, and the balance will vest in equal six-month installments (of 12.5% per installment) over the next 36 months of continuous service, as described in the applicable RSU award agreement.

5.

Travel Stipend; Relocation Assistance. The Company will pay you a travel stipend of $12,000 per month, subject to applicable payroll deductions and tax withholdings, to cover travel expenses in connection with your employment (the “Travel Stipend”) until the earlier to occur of (a) 12 months after your start date with the Company and (b) the permanent relocation of your primary residence to the Bay Area in Northern California (the “Relocation”). The Travel Stipend payments are subject to you being actively employed and in good standing with the Company on the date of each payment and will discontinue if your employment is terminated for any reason.

6.

Signing Bonus. Global Blood Therapeutics will provide you with a one-time signing bonus of $150,000. You will receive this payment during your first month of employment and it will be subject to customary deductions and withholdings as required by law. Should you voluntarily leave the company within two years of receiving this payment, you will be obligated to return the gross amount of the payment to the Company within 30 days of your separation date.

7.

Change in Control. You will be eligible to participate in the Company’s Change in Control Policy. In accordance with the policy’s terms, which the Company retains the right to amend, revise, change or end at any time, if your employment is terminated without Cause (as defined in the Plan) within one year after the closing of a Sale Event (as defined in the Plan), you will receive certain benefits provided that you first execute and not revoke a severance agreement including a general release of claims. Currently those benefits are: (a) full acceleration of vesting of your outstanding equity awards under the Company’s equity plan applicable to your equity awards (as set forth in the applicable plan): (b) a lump sum equal to one year of your base salary; (c) a lump sum equal to your then-current target bonus; and (d) if you are participating in the Company group health plan immediately prior to termination and you elect COBRA, a monthly cash payment for one year equal to the Company’s monthly premium contribution. This section is not intended to modify the Change in Control Policy and is provided merely as an introductory summary of the policy’s current terms. A copy of the Change in Control Policy will be available from Human Resources upon request after your start date.

8.

Severance. If your employment is terminated by the company without Cause (as defined in the Plan) and (i) the date of termination occurs on or before the first anniversary of the first date of your employment (the “First Anniversary”); (ii) you are not entitled to severance benefits under the CIC Plan or any other contract or agreement: (iii) you enter into, do not revoke and comply with a severance agreement in a form acceptable to the Company, which shall include a general release of claims in favor of the Company and related persons and entities, then you will receive the following severance benefits: (a) a lump sum equal to six months of your annual base salary; and (b) if you are participating in the Company group health plan immediately prior to termination and you elect COBRA, a monthly cash payment for six months equal to the Company’s monthly premium contribution for active employees. If your employment is terminated for any reason on or after the First Anniversary, then you will not be eligible for the foregoing severance benefits.

9.

Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached hereto as Exhibit A.

10.

Background Check. The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

11.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by both you and a duly authorized officer of the Company.

12.

Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

13.

Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

*****

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing this employment agreement and the enclosed Employee Confidentiality and Assignment Agreement and returning them to me. This offer, if not accepted, will expire at 5:00pm on June 24, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, and approved of the offer terms by the Company’s compensation committee. Your employment is also contingent upon your starting work with the Company on August 5, 2019.

If you have any questions, please call me at 650.741.7710.

Very truly-yours,

/s/ Ted W. Love

Ted Love

President and Chief Executive Officer

GLOBAL BLOOD THERAPEUTICS, INC.

/s/ Eric Fink
Eric Fink

Dated: June 18, 2019

Attachment

Exhibit A: Employee Confidentiality and Assignment Agreement